Exhibit 12

                        EARNINGS TO FIXED CHARGES
                          (Dollars in Thousands)


                  12 Weeks Ended                Year Ended
                 3/26/94 3/27/93  1/1/94  1/2/93  12/28/91  12/29/90  12/30/89
Fixed Charges:
Interest on
Indebtedness     $10,465  $9,229  $42,071 $30,079   $19,737  $16,647   $19,900
Base Store Rents  33,984  35,595  147,025 134,439   116,676  100,144    79,665
Other Rents (C)       69      75      278     534       766      675     1,913
   Total          44,518  44,899  189,374 165,052   137,179  117,466   101,478
Pretax Income(D)  51,230  35,594  175,285 290,605   340,671  284,471   230,475
Earnings         $95,748 $80,493 $364,659 $455,657 $477,850 $401,937  $331,953
Ratio of Earnings to
  Fixed Charges      2.2     1.8      1.9     2.8       3.5      3.4       3.3

Notes:

(A) Does not include interest on capitalized leases.
(B) Total base rent payments under all store leases, whether operating or capital. Does not include percentage rents, property taxes, insurance, common area maintenance, or other possible miscellaneous charges under some of the leases.
(C) Includes rents under all other leases not included in B above, including equipment and minor real estate leases.
(D) Pretax Income for the year ended 1/1/94 excludes unusual item - store closing charge.